Exhibit (a)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

POPULAR TOTAL RETURN FUND, INC.

Popular Total Return Fund, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico, does hereby certify pursuant to Article 8.05 of the Puerto Rico General Corporation Law of 1995, that:

FIRST:     Its original Certificate of Incorporation was filed in the Office of the Secretary of State of the Commonwealth of Puerto Rico on January 31, 2001, Reg. No. 118,026.

SECOND:     This Amended and Restated Certificate of Incorporation was unanimously approved by the Board of Directors of Popular Total Return Fund, Inc. at a meeting duly called and held on March 1, 2001 in accordance with the applicable provisions of Article 8.01B of the Puerto Rico General Corporation Law.

THIRD:     That as of the time of the adoption of this Amended and Restated Certificate of Incorporation, the Popular Total Return Fund, Inc. had not issued or received payment on any of its shares of capital stock and therefore, shareholder approval of this Amended and Restated Certificate of Incorporation was not required.

FOURTH:     The text of the Certificate of Incorporation of Popular Total Return Fund, Inc., as amended by its Board of Directors on March 1, 2001, is hereby restated, effective as of the date of filing of this instrument with the Secretary of State of the Commonwealth of Puerto Rico, to read as follows:

FIRST:     Name of Corporation. The name of the Corporation is Popular Total Return Fund, Inc. (the “Corporation”).

SECOND:     Registered Office and Resident Agent. The Corporation’s registered or designated office in the Commonwealth of Puerto Rico (the “Commonwealth”) will be located at: Ninth Floor, Popular Center Building, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. The resident agent in charge of such office is Juan O. Guerrero.

THIRD:     Purpose. The nature of the business and object and purpose proposed to be transacted, promoted and carried on for pecuniary profit, is the business of operating an “open-end” (as such term is hereinafter defined), non-diversified investment company under the Investment Companies Act of Puerto Rico, as amended from time to time (the “Act”). An “open-end investment company” means an investment company which has one or more classes of capital stock designated as a “redeemable security” as such term is defined in Article FIFTH hereof.

FOURTH:     Powers. In order to carry out the object and purposes for which it was formed, the Corporation shall have the following powers:

A.     To hold, invest and reinvest its assets in securities, and in connection therewith to hold part or all of its assets in cash;

B.     To issue and sell shares of its own capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration now or hereafter permitted by the Puerto Rico General Corporation Law of 1995 (the “General Corporation Law”) and by this Certificate of Incorporation, as its Board of Directors may determine;

C.     To exchange, classify, reclassify, change the designation of, convert, rename, redeem, repurchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel (all without the vote or consent of the stockholders of the Corporation) shares of its issued or unissued capital stock, in any manner and to the extent now or hereafter permitted by the General Corporation Law and by this Certificate of Incorporation;

D.     To do any and all such further acts or things and to exercise any and all such further powers or rights as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of all or any of the foregoing purposes or objects; and

E.     To exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Corporation Law now or hereafter in force, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

FIFTH:     Capital Stock, Dividend and Voting Rights.

A.     The total number of shares of all classes of stock which the Corporation shall have authority to issue is two billion twenty (2,000,000,020) shares of Common Stock with a par value of one cent ($0.01) per share, consisting of (i) one billion (1,000,000,000) shares of redeemable Class A Common Stock; (ii) seven hundred fifty million (750,000,000) shares of redeemable Class B Common Stock; (iii) twenty (20) shares of non-redeemable Class C Common Stock; and (iv) two hundred fifty million (250,000,000) shares of redeemable Class D Common Stock (collectively, the “Common Stock”).

B.     The Common Stock of the Corporation does not carry any preemptive, conversion or exchange rights. The Common Stock of the Corporation, when issued, shall be fully paid and nonassessable.

C.     The redeemable Common Stock shall be a “redeemable security.” A “redeemable security” means any security, other than short-term commercial paper, under the terms of which the holder upon its presentation to the Corporation or to a person designated by the Corporation, is entitled (whether absolutely or only out of surplus) to receive approximately his/her proportionate share of the Corporation’s current net asset value (less such redemption fee or other charge, if any, as may be determined by the Board of Directors of the Corporation), or the cash equivalent thereof, at periodic intervals determined by the Board of Directors of the Corporation, but not less frequently than once each year. Additional provisions as to the redemption of Common Stock are set forth in Article NINTH hereof. The Corporation shall always have not less than one class or series of shares of Common Stock which shall not be a “redeemable security.”

D.     The Board of Directors is authorized, subject to the requirements and limitations prescribed by law and the provisions of this Article FIFTH, without the approval of the holders of any outstanding shares, to provide for the issuance of additional shares of Common Stock, and by filing a certificate pursuant to the General Corporation Law, to establish the preferences, rights, voting powers, conversion, redemption or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the class D shares, and classify and reclassify any authorized but unissued shares of Common

Stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion, redemption or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series; provided, however, that any such classification or reclassification shall not substantially adversely affect the rights of holders of any issued shares of Common Stock; provided, further, that the designations, preferences, rights, voting powers, restrictions, limitation as to dividends, qualifications or terms or conditions of redemption of the Class A and Class B shares of Common Stock of the Corporation shall be as follows:

(i)     The Class A shares and Class B shares shall be subject to such front-end sales loads or such contingent deferred sales charges or redemption fees as may be established by the Board of Directors from time to time and as set forth in the then current prospectus for such shares that has been filed by the Corporation as part of its application, as amended from time to time, for registration as an investment company under the Puerto Rico Investment Companies Act, as amended from time to time (the “Investment Companies Act”);

(ii)     Expenses related solely to the Class A or Class B shares (including, without limitation, distribution expenses under the distribution plan approved by the Board of Directors and administrative expenses under an administration, management or service agreement, plan or other arrangement, however designated, which may differ among the Class A and Class B shares) as indicated in the current prospectus for such shares shall be borne by the class indicated in said prospectus and shall be appropriately reflected (in the manner determined by the Board of Directors as reflected in said prospectus) in the net asset value, dividends, distribution and liquidation of said class.

E.     Except as otherwise expressly provided in this Certificate of Incorporation, including any amendments thereto, or in resolutions approved by the Board of Directors creating any class or series of Common Stock, the holders of each class or series of Common Stock, shall be entitled to dividends and distributions in such amounts and at such times as may be determined by the Board of Directors, and the dividends and distributions paid with respect to the various classes or series of Common Stock entitled to receive such dividends and distributions may vary among such classes and series. Expenses related to the distribution of, and other identified expenses that should properly be allocated to, the shares of a particular class or series of Common Stock may be charged to and borne solely by such class or series and the bearing of expenses solely by a class or series of Common Stock may be appropriately reflected (in a manner determined by the Board of Directors) and cause differences in the net asset value attributable to, and the dividend and liquidation rights of, the shares of each class or series of Common Stock.

F.     Except as otherwise expressly provided in this Certificate of Incorporation, including any amendments thereto, or in resolutions approved by the Board of Directors creating any class or series of Common Stock, on each matter submitted to a vote of stockholders, each holder of a share of Common Stock of the Corporation shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation irrespective of the class or series thereof, and all shares of all classes and series shall vote together as a single class; provided, however, that (i) as to any matter with respect to which a separate vote of any class or series is required by the General Corporation Law or the Investment Companies Act, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above, (ii) in the event that the separate vote requirements referred to in sub-paragraph (i) above apply with respect to one or more classes or series, then, subject to sub-paragraph (iii) below, the shares of all other classes and series not entitled to a separate class vote shall vote as a single class, and (iii) as to any matter which does not affect the interest of a particular class or series, such class or series shall not be entitled to any vote and only the holders of shares of the one or more affected classes and series shall be entitled to vote; provided further, that, notwithstanding the foregoing, the holders of shares of non-redeemable Class C Common Stock of the Corporation shall only be entitled to vote as to any matter submitted to a vote of stockholders, if, and only if, all of the other shares of Common Stock of the Corporation have been previously redeemed or repurchased, or if otherwise no such shares of redeemable Common Stock of the Corporation are issued and outstanding at such time, upon which event the holders of the non-redeemable Class C Common Stock of the Corporation shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation;

G.     Except as otherwise expressly provided in this Certificate of Incorporation, including any amendments thereto, or in resolutions approved by the Board of Directors creating any class or series of Common Stock, in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of all classes and series of Common Stock of the Corporation shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably based on the then applicable net asset value of the class or series in the remaining net assets of the Corporation.

H.     Any fractional shares shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

I.     All persons who shall acquire Common Stock in the Corporation shall acquire the same subject to the provisions of the Certificate of Incorporation and By-Laws of the Corporation as they exist and as they may be, from time to time, amended. As used in this Certificate of Incorporation, the term “Certificate of Incorporation” shall mean and include this Certificate of Incorporation of the Corporation, as amended, supplemented and restated from time to time.

SIXTH:     Incorporator. The name and address of the sole incorporator, who will exercise no further authority following the filing of this Certificate of Incorporation in the Department of State of the Commonwealth of Puerto Rico, is as follows:

Juan O. Guerrero

Ninth Floor

209 Muñoz Rivera Avenue

Banco Popular Center

San Juan, Puerto Rico 00918

SEVENTH:     Governance of the Corporation.

A.      Stockholders

1.     Except as otherwise provided by the Board of Directors, the shares of Common Stock of the Corporation may only be sold, pledged, hypothecated or otherwise transferred to individuals whose principal residence is located within the Commonwealth, or to corporations and other business organizations whose principal place of business and principal office are located in the Commonwealth. A stockholder who ceases to meet this residency requirement shall have an obligation to transfer its shares of Common Stock to persons who meet this requirement and the Corporation shall have the right to redeem such shares pursuant to Article NINTH hereof. The redemption price of shares of Stock of the Corporation redeemed to ensure compliance with the stockholder residency requirements of the Corporation shall be equal to the net asset value thereof as determined by the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of the Corporation. Payment of the redemption price shall be made in cash or securities by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation. The Board of Directors shall establish the appropriate procedures to ensure compliance with the foregoing stockholder residency requirements, including procedures for the registration of shares in the name of non-resident nominees who hold securities on behalf of beneficial owners of shares in the ordinary cause of business.

2.     No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the Common Stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by this Certificate of Incorporation, or out of any shares of the Common Stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

3     The voting rights for the election of Directors shall be non-cumulative.

4.     There shall be an annual meeting of stockholders of the Corporation at such place within the

Commonwealth of Puerto Rico as the Board of Directors designates; provided, however, that to the extent permitted by law, a two-thirds (2/3) majority of the Board of Directors is authorized to forego the holding of the annual meeting of stockholders of the Corporation.

5.     Directors can be removed only for cause as provided in Article Seventh B.2. The Board of Directors shall establish specific guidelines of what shall constitute “cause.”

6.     Nominations of candidates for election as Directors of the Corporation at any meeting of stockholders called for election of Directors (an “Election Meeting”) may be made by the Board of Directors or by any stockholder entitled to vote at such Election Meeting. Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of the Directors in lieu of a meeting, not less than 30 days prior to the date of the Election Meeting. At the request of the Secretary of the Corporation each proposed nominee shall provide the Corporation with such information concerning himself or herself as would be required, under applicable law, to be included in the Corporation’s proxy statement soliciting proxies for his or her election as a Director. Not less than thirty (30) days nor more than fifty (50) days prior to the date of the Election Meeting any stockholder who intends to make a nomination at the Election Meeting shall deliver a notice to the Secretary of the Corporation setting forth (i) the name, age, business address and residential address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee, (iv) such other information concerning each such nominee as the Board of Directors requires and (v) such information as may be required under the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder, as if they were applicable; provided, however, that if the date of the Election Meeting is first publicly announced or disclosed (in a public filing or otherwise) less than forty (40) days in advance of the meeting, such notice shall be given not more than ten (10) days after such date is first so announced or disclosed. Such notice shall include a signed consent to serve as a Director of the Corporation, if elected, of each such nominee. In the event that a person is validly designated as a nominee in accordance with this paragraph SEVENTH A.6. and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee. If the Chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void.

B.      Board of Directors

1.     The business and affairs of the Corporation shall be managed by its Board of Directors. The number of Directors which shall constitute the whole Board shall not be less than three (3) nor more than seven (7) as shall from time to time be fixed by the Board of Directors.

The manner of election of the directors shall be determined by the By-Laws of the Corporation and need not be by ballot unless the By-Laws so provide. At least a majority of the Directors must be bona fide residents of Puerto Rico. Except as otherwise required under the By-Laws of the Corporation, the Directors need not be stockholders and shall hold office from the time of their election or qualification until their successors shall have been elected and qualified. A majority of Directors shall constitute a quorum for the transaction of business, except that the By-Laws may provide that not less than one-third (1/3) of the total number of directors, and in no event fewer than two (2) Directors, may constitute a quorum.

2.     The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, to consist of two (2) or more Directors, which shall to the extent permitted by law and to the extent that may be designated in the resolution or in the By-Laws creating such committees, have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the use of the seal of the Corporation whenever necessary. At least a majority of the Directors constituting any such committees shall be bona fide residents of Puerto Rico.

Any vacancy on the Board of Directors, including newly created directorships resulting from any increase in the authorized number of Directors, shall be filled by a majority of the Directors then in office, even if the majority of those Directors present constitutes less than a quorum or is a sole remaining Director. A Director elected by the Board of Directors shall serve until the next Election Meeting of stockholders and until his successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification or removal from office. At any Election Meeting, stockholders shall be entitled to elect Directors to fill any vacancies in the Board of Directors that have arisen since the preceding Election Meeting (whether or not any such vacancy has been filled by the Board of Directors) and any director so elected by the stockholders shall hold office until the next Election Meeting, and until his successor shall be elected and shall qualify. A director may be removed for cause only, and not without cause, and only by action of the stockholders taken by the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock then entitled to vote in an election of Directors.

3.     The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of Common Stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in this Certificate of Incorporation or in the By-Laws of the Corporation or in the laws of the Commonwealth of Puerto Rico.

4.     Each director, each officer and each employee of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the laws of the Commonwealth of Puerto Rico. No amendment to this Certificate of Incorporation or repeal of any provision hereof shall limit or eliminate the benefits provided to directors, officers and employees under any applicable provision in connection with any act or omission that occurred prior to such amendment or repeal.

5.     To the fullest extent permitted by the laws of the Commonwealth of Puerto Rico, no director, officer or employee of the Corporation shall be personally liable to the Corporation or its security holders for monetary damages. No amendment of this Certificate of Incorporation or repeal of any provision hereof shall limit or eliminate the benefits provided to directors, officers and employees under this provision in connection with any act or omission that occurred prior to such amendment or repeal.

6.     The Board of Directors of the Corporation shall have the power, without the assent or vote of the stockholders, to make, alter or repeal from time to time the By-Laws of the Corporation except any particular By-Law provision which is by law not subject to alteration or repeal by the Board of Directors.

7.     The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

8.     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon the directors of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of the Commonwealth of Puerto Rico, of this Certificate of Incorporation, and to any By-Laws from time to time enacted by the stockholders; provided, however, that no By-Laws so enacted shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been enacted.

9.     Any determination made in good faith, so far as accounting matters are involved, in accordance with generally accepted accounting practices by and pursuant to the direction of the Board of Directors, as to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which such reserves or charges shall have been created, shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the price of any security owned by the Corporation or as to any other matters relating to the issuance, sale, redemption or other acquisition or disposition of securities or shares of Common Stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors as to whether any transaction constitutes a purchase of securities on “margin,” a sale of securities “short,” or an underwriting of the sale of, or participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its Common Stock, past, present and future, and shares of the Common Stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of Common Stock, that any and all such determinations shall be binding as aforesaid.

EIGHTH:     Duration. The existence of the Corporation is to be perpetual.

NINTH:     Redemption of shares of redeemable Common Stock. Each holder of shares of redeemable Common Stock of the Corporation (including holders of Class A, Class B and Class D shares) shall be entitled to require the Corporation to repurchase all or any part of the shares of redeemable Common Stock of the Corporation outstanding in the name of such holder on the books of the Corporation at periodic intervals determined by the Board of Directors of the Corporation, but not less frequently than once each year, and all shares of redeemable Common Stock issued by the Corporation shall be subject to repurchase by the Corporation, at the redemption price of such shares as is in effect from time to time as may be determined by the Board of Directors of the Corporation in accordance with the provisions hereof, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of redeemable Common Stock of the Corporation or to postpone the date of payment of such redemption price in accordance with provisions of applicable law. The redemption price of shares of redeemable Common Stock of the Corporation shall be equal to the net asset value thereof as determined by the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of the Corporation. Payment of the redemption price shall be made in cash or securities by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation.

TENTH:     Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this

Certificate of Incorporation, in the manner now or hereafter prescribed by statute, including any amendment which alters the contract rights, as expressly set forth in the Certificate of Incorporation, of any outstanding stock and substantially adversely affects the stockholder’s rights, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the fact that a lesser percentage may be specified by law, the Certificate of Incorporation or the By-Laws of the Corporation, the amendment or repeal of Articles 3, 5, 7, 9 and 10 of this Certificate of Incorporation shall, to the extent Puerto Rico law mandates the vote of stockholders, require: (i) the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation entitled to be voted on the matter; or (ii) if approved by the majority of the total number of Directors, the affirmative vote of the majority of the outstanding shares of Common Stock entitled to vote on the matter.

IN WITNESS WHEREOF, Popular Total Return Fund, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by David H. Chafey, Jr., its President, and Brunilda Santos de Alvarez, its Secretary, who hereby swear that the facts stated herein are true and correct, as of this 1st day of March, 2001.

/s/ David H. Chafey, Jr.
[SEAL]	President

/s/ Brunilda Santos de Alvarez
Secretary